Exhibit 23




                       Consent of Independent Accountants


We consent to the incorporation by reference in registration statement numbers 333-59767 and 333-76067 on Form S-3 of Kaneb Pipe Line Partners, L.P. and in registration statement number 333-44634 on Form S-3 of Kaneb Pipe Line Operating Partnership, L.P. of our report dated March 2, 2001, relating to the consolidated balance sheets of Kaneb Pipe Line Partners, L.P. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, partners' capital and cash flows for each of the years in the three year period ended December 31, 2000, which report is included on page F-15 of this Form 10-K.


KPMG LLP

Dallas, Texas
March 16, 2001